- - --------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT


                                     AMONG

                       NETWORK COMPUTING DEVICES, INC.,

                     NCD SOFTWARE CORPORATION, AS SELLERS

                                      AND

                             FTP SOFTWARE, INC.,
                                  AS BUYER


                         Dated as of February 20, 1996


- - --------------------------------------------------------------------------------

                                TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     1.1  Cross Reference Table. . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Other Definitions. . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  Knowledge of a Party . . . . . . . . . . . . . . . . . . . . . . .   5
     1.4  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 2.  PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . .   6

     2.1  Transfer of Assets to Buyer. . . . . . . . . . . . . . . . . . . .   6
     2.2  Excluded Assets.   . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.3  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . .   8
     2.4  Purchase Price; Payment. . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 3.  THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     3.1  Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.2  Sellers' Obligations at Closing. . . . . . . . . . . . . . . . . .  11
     3.3  Buyer's Obligations at Closing . . . . . . . . . . . . . . . . . .  12

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . . .  12

     4.1  Organization; Power and Standing . . . . . . . . . . . . . . . . .  12
     4.2  Authorization and Enforceability.. . . . . . . . . . . . . . . . .  12
     4.3  Effect of Agreement; Consents. . . . . . . . . . . . . . . . . . .  13
     4.4  The Assets.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.5  Contracts, etc.. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.6  Intellectual Property Rights.. . . . . . . . . . . . . . . . . . .  15
     4.7  Software.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.8  Financial Information and Customer Lists . . . . . . . . . . . . .  18
     4.9  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  19
     4.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.11 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  19
     4.12 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.13 Employee Benefits Plans, Etc . . . . . . . . . . . . . . . . . . .  20
     4.14 AT&T Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.15 Restrictive Documents. . . . . . . . . . . . . . . . . . . . . . .  21
     4.16 Relationships. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.17 No Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . .  21
     4.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.19  Books and Records . . . . . . . . . . . . . . . . . . . . . . . .  22

     4.20 Affiliated Transactions. . . . . . . . . . . . . . . . . . . . . .  22
     4.21 No Insolvency. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     4.22 Representations Complete.. . . . . . . . . . . . . . . . . . . . .  22
     4.23 Accrued Vacation Liabilities.. . . . . . . . . . . . . . . . . . .  22
     4.24 Governmental Permits.. . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  22

     5.1  Organization; Power and Standing . . . . . . . . . . . . . . . . .  23
     5.2  Authorization and Enforceability . . . . . . . . . . . . . . . . .  23
     5.3  Conflicts, etc.. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.4  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.5  No Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . .  23

ARTICLE 6.  CERTAIN AGREEMENTS OF THE PARTIES  . . . . . . . . . . . . . . .  24

     6.1  Payment of Taxes and Other Expenses. . . . . . . . . . . . . . . .  24
     6.2  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . .  24
     6.3  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.4  Assertion of Other Sellers' Patents Against Buyer. . . . . . . . .  25
     6.5  Support Obligations. . . . . . . . . . . . . . . . . . . . . . . .  25
     6.6  Cross-Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 7.  CONFIDENTIALITY; NONCOMPETITION. . . . . . . . . . . . . . . . .  26

     7.1  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.2  Residuals. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.3  Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.4  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 8.  CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . .  28

     8.1  Conditions to Buyer's Obligations. . . . . . . . . . . . . . . . .  28
     8.2  Conditions to Sellers' Obligations . . . . . . . . . . . . . . . .  29

ARTICLE 9.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .  30

     9.1  Indemnification by Sellers . . . . . . . . . . . . . . . . . . . .  30
     9.2  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . .  31
     9.3  Survival of Representations and Warranties.. . . . . . . . . . . .  32
     9.4  Notification of Claims . . . . . . . . . . . . . . . . . . . . . .  32
     9.5  Limitations on Indemnification . . . . . . . . . . . . . . . . . .  33

ARTICLE 10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  34

     10.1   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     10.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     10.3   Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . .  35
     10.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  35
     10.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     10.6   Binding Effect; Third Parties. . . . . . . . . . . . . . . . . .  35
     10.7   Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     10.8   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     10.9   Publicity; Confidentiality . . . . . . . . . . . . . . . . . . .  36
     10.10  Amendments; Waivers. . . . . . . . . . . . . . . . . . . . . . .  36
     10.11  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  36

                          ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of February 20, 1996, by and among Network Computing Devices, Inc., a California corporation ("NCD"), NCD Software Corporation, a California corporation and a wholly-owned subsidiary of NCD ("NCD SOFTWARE") (NCD and NCD Software are sometimes collectively referred to herein as "SELLERS"), and FTP Software, Inc., a Massachusetts corporation ("BUYER").

                                   WITNESSETH:

     WHEREAS, Sellers are engaged, among other things, in the business of the development and sale of the Mariner software product (the "MARINER BUSINESS");

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Assets (as hereinafter defined), on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     1.1 CROSS REFERENCE TABLE. The following terms are defined elsewhere in this Agreement in the Sections set forth below and shall have the respective meanings specified therein:

"ACCRUED EMPLOYEE LIABILITIES"       Section 2.3
"ACCRUED VACATION LIABILITIES"       Section 6.3(b)
"AGREEMENT"                          Preamble
"ASSETS"                             Section 2.1
"ASSUMED LIABILITIES"                Section 2.3
"AT&T AGREEMENTS"                    Section 4.14
"BUYER"                              Preamble
"BUYER EMPLOYEES"                    Section 6.3
"CLOSING"                            Section 3.1
"CLOSING DATE"                       Section 3.1
"CONTRACTS"                          Section 2.1(e)

"COPYRIGHTS"                         Section 2.1(a)
"DISCLOSURE SCHEDULES"               Article 4
"GOVERNMENTAL PERMITS"               Section 4.24
"INDEMNIFIED PARTY"                  Section 9.4
"INDEMNIFYING PARTY"                 Section 9.4
"LICENSE AGREEMENT"                  Section 8.1(i)
"MARINER BUSINESS"                   Recitals
"MARINER EMPLOYEES"                  Section 4.12
"NCD"                                Preamble
"NCD SOFTWARE"                       Preamble
"NON-TRANSFERRED TANGIBLE PROPERTY"  Section 2.1(i)
"OTHER INFORMATION"                  Section 2.1(f)
"PATENT APPLICATION"                 Section 4.6(g)
"PATENT RIGHTS"                      Section 2.1(b)
"PLANS"                              Section 4.13(b)
"PROPRIETARY INFORMATION"            Section 7.1
"PURCHASE PRICE"                     Section 2.4
"RESIDUAL INFORMATION"               Section 7.2
"SELLERS"                            Preamble
"SOFTWARE"                           Section 4.7(a)
"TANGIBLE PERSONAL PROPERTY"         Section 2.1(i)
"TECHNICAL INFORMATION"              Section 2.1(c)
"TRADE RIGHTS"                       Section 2.1(d)
"TRANSFERABLE GOVERNMENTAL PERMITS"  Section 2.1(g)

     1.2 OTHER DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

     "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "AFFILIATE" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the specified Person.

     "ANCILLARY DOCUMENTS" shall mean all agreements, certificates and other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby excluding the Master Agreement and License Agreement.

     "CONTRACTUAL OBLIGATION" shall mean, with respect to any Person, any contract, agreement, purchase order, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding, written or oral, or other document, including, without limitation, any document or instrument evidencing indebtedness, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound that relates in any material way to the Mariner Business.

     "DERIVATIVE WORK" shall have the meaning ascribed to it under Section 101 of the Copyright Act of 1976, as amended, 17 U.S.C. Section 101.

     "ENVIRONMENTAL LAWS" shall mean any and all applicable Legal Requirements pertaining to the environment or occupational health and safety in effect on the date of this Agreement or on the Closing Date, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Pollution Prevention Act, the Endangered Species Act, the National Environmental Policy Act of 1969, the Oil Pollution Act, comparable foreign, state and local Legal Requirements and other similar environmental or occupational health and safety protection Legal Requirements.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXCLUDED ASSETS" shall mean all properties and assets of Sellers that are not included in the Assets, including, without limitation: (a) all cash and cash equivalents, (b) all of Sellers' accounts and notes receivable, (c) the Non-Transferred Tangible Property and (d) certain items listed on SCHEDULE 2.1(a).

     "EXCLUDED LIABILITIES" shall mean all obligations, indebtedness and liabilities of Sellers that are not expressly assumed by Buyer pursuant to
Section 2.3(a), including without limitation the obligations and liabilities listed in Section 2.3(b).

     "GOVERNMENTAL AUTHORITY" shall mean any domestic and foreign jurisdiction in which NCD has developed or sold the Assets, any state, province, ken, territory, county, city, municipality and any subdivision thereof, any court, any administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HAZARDOUS MATERIALS" shall mean any hazardous substance, hazardous or solid waste, pollutant, contaminant or toxic chemical, as such terms are defined in or regulated pursuant to CERCLA, RCRA or OSHA (each as defined in the definition of Environmental Laws), or any applicable Legal Requirement having a broader meaning.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean all Copyrights, Patent Rights, Technical Information and Trade Rights.

     "LEGAL REQUIREMENT" shall mean any domestic and foreign jurisdiction in which NCD has developed or sold the Assets, state, provincial or local law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or other Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law as in effect on or prior to the Closing Date.

     "LETTER OF INTENT" shall mean the letter agreement dated as of January 15, 1996 between Buyer and NCD.

     "LIEN" shall mean any encumbrance, mortgage, pledge, lien, claim, option, charge or other security interest of any kind.

     "LOSSES" shall mean any and all liabilities, claims, damages, losses (including without limitation any diminution in value), fines, penalties, fees, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, reasonable legal fees and any and all other expenses whatsoever incurred in investigating, preparing for or defending any Action or threatened Action).

     Any event or matter specified or referred to in this Agreement shall be considered "MATERIAL", or a standard of materiality achieved with respect thereto, if the liability or obligation of the Person affected thereby does or would exceed $5,000 or if the event or matter would affect the operations, business, assets or prospects of such Person by more than $5,000.

     "ORGANIZATIONAL DOCUMENTS" shall mean (i) with respect to a Person that is a corporation, the articles or certificate of incorporation, articles of association and bylaws or other organizational and governing documents of such Person and (ii) with respect to a Person that is a partnership, joint venture or other entity, the partnership agreement, joint venture agreement or other organizational and governing documents of such Person.

     "PERSON" shall mean any individual, partnership, corporation, joint venture, association, trust, estate, unincorporated organization or entity, and any Governmental Authority.

     "PRODUCTS" shall mean the Mariner software and accompanying documentation described on SCHEDULE 1.2.

     "TECHNOLOGY" shall mean, with respect to each Product, all technical information whether tangible or intangible, including without limitation any: data; designs; calculations; computer source codes (human readable format) and executables and object codes (machine readable format); specifications; test and installation, instructions; service and maintenance notes; technical, operating and service and maintenance manuals; user documentation; training materials; and other data, information and know-how; in each case which are in the possession of, owned by or licensed to Sellers and are necessary or desirable to enhance, develop, manufacture, assemble, service, maintain, install, operate, use or test the Products.

     1.3 KNOWLEDGE OF A PARTY. Whenever reference is made to the knowledge or best knowledge of a party hereto, it is understood that (a) the party has made, or caused to be made by personnel or representatives reasonably competent to determine the accuracy thereof (and the results thereof reported to such party), an inquiry that is reasonably appropriate to determine the accuracy of the statement in question and (b) such term shall include the actual knowledge of any director (other than the outside directors listed on SCHEDULE 1.3) or officer of such party or any other management employee of such party with substantial sole or shared operational responsibility relating to the subject matter. If such investigation has been made, the knowledge of any employee (other than the employee(s) making the investigation and other than the persons described in clause (b) of the immediately preceding sentence) of a party shall not be imputed to the party.

     1.4 RULES OF CONSTRUCTION. The following rules of construction shall be applicable for all purposes of this Agreement, unless the context otherwise requires.

               (a) The terms "HEREBY", "HEREIN", "HEREOF", "HERETO", "HEREUNDEr" and any similar terms shall refer to this Agreement, and the term "HEREAFTER" shall mean after, and the term "HERETOFORE" shall mean before, the date of this Agreement.

               (b) Words importing the singular number shall mean and include the plural number and vice versa.

               (c) The terms "INCLUDE", "INCLUDING" and similar terms shall be construed as if followed by the phrase "WITHOUT BEING LIMITED TO", and the term "OR" shall be construed in the inclusive sense.

               (d) All references in this Agreement to numbered Articles, Sections, Schedules and Exhibits are references to the Articles and Sections of this Agreement and the Schedules and Exhibits to this Agreement (which are and shall be deemed to be a part of this Agreement).

                                   ARTICLE 2.

PURCHASE AND SALE OF ASSETS

     2.1 TRANSFER OF ASSETS TO BUYER. Upon the terms, subject to the conditions and in reliance upon the representations, warranties and covenants set forth in this Agreement, each Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller all of Sellers' right, title and interest in and to the following (collectively, the "ASSETS"), free and clear of any and all Liens:

          (a) COPYRIGHTS. All of such Seller's worldwide rights and interests existing on the date hereof or acquired on or prior to the Closing Date in and to all copyrights (whether or not registered) which relate to the Products or the Technology or are otherwise required, and all registrations, applications for registration and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights (collectively, the "COPYRIGHTS"), and excluding only the items listed on SCHEDULE 2.1(a).

          (b) PATENTS. All of such Seller's worldwide rights and interests, if any, existing on the date hereof or acquired on or prior to the Closing Date in and to the United States patent application entitled "Integrated Network Access User Interface System and Method," Number 08/401-183, any foreign counterparts of such application; any patents issuing on the foregoing application; any divisions, substitutions, re-examinations, and continuations thereof; and all reissues, renewals and extensions thereof and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights (collectively, the "PATENT RIGHTS"). Continuations-in-part of the foregoing application and patents issuing on such continuations-in-part, patents of addition, and all reissues, renewals and extensions of such patents and patents of addition, shall also be within the Patent Rights, to the extent the same claim subject matter was disclosed in the foregoing application or any foreign counterparts thereof.

          (c) TECHNICAL INFORMATION. All of such Seller's worldwide rights and interests existing on the date hereof or acquired on or prior to the Closing Date in and to all Technology and all other trade secrets and know-how which (x) substantially relate to the Products and have ever been used by Sellers in the Mariner Business and/or (y) are otherwise reasonably necessary for Buyer to conduct the Mariner Business after the Closing in the manner presently conducted by Sellers, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights (collectively, the "TECHNICAL INFORMATION"). Sellers hereby grant to Buyer a worldwide, perpetual, irrevocable, non-exclusive, fully paid, royalty free, transferable, assignable license, including the right to sublicense, to any

Technical Information which tangentially relates to the Product or the Mariner Business but is not otherwise transferred to Buyer by this subsection 2.1(c).

          (d) TRADEMARKS, ETC. All of such Seller's worldwide rights and interests existing on the date hereof or acquired on or prior to the Closing Date in and to all trademarks, common law trademarks, trade names, service marks, common law service marks, service names, slogans and any abbreviations or variations thereof, which relate to or are used in connection with the Products and all goodwill associated therewith, and all registrations, applications for registration and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights (collectively, the "TRADE RIGHTS") except as set forth in SCHEDULE 2.1(d). Seller hereby grants Buyer a non-exclusive, fully-paid, worldwide, royalty free license, for six (6) months from the date of this Agreement to use the Marathon icon as used in the Products; provided that Buyer agrees to provide Sellers from time to time with samples of Buyer's use of such mark and to use and reproduce such mark only in compliance with such reasonable quality standards as Sellers may establish consistent with Sellers' current use.

          (e) CONTRACTS. All claims and rights of such Seller in respect of the Products existing on the date hereof or acquired on or prior to the Closing Date under its contracts with licensors, licensees, manufacturers, distributors, dealers, sales representatives and other independent sales persons, identified on SCHEDULE 2.1(e) (such contracts are collectively referred to herein as the "CONTRACTS") and such other contracts of the nature described above as may be entered into prior to the Closing and which Buyer shall either (i) agree to assume in writing after such contract has been entered into or (ii) approve in writing in advance of such Seller's entering into such contract.

          (f) OTHER INFORMATION. All of such Seller's lists of present and former customers and suppliers, sales and marketing materials, research and development records and tools, business plans, records and documents in any and all formats existing on the date hereof or acquired on or prior to the Closing Date which (x) substantially relate to the Products and have ever been used by Sellers in the Mariner Business and/or (y) are otherwise reasonably necessary for Buyer to conduct the Mariner Business after the Closing in the manner presently conducted by Sellers (collectively, "OTHER INFORMATION").

          (g) GOVERNMENTAL PERMITS. All of such Seller's transferable interests in and to the licenses, permits, filings, authorizations, approvals or indicia of authority which are listed on SCHEDULE 2.1(g) (collectively, "TRANSFERABLE GOVERNMENTAL PERMITS").

          (h) SOFTWARE; DOCUMENTATION. All software codebases, paper and magnetic media embodying the Products (in source code and object code formats), and all user, technical and maintenance documentation relating to any of the Products that are in the possession of or under the control of such Seller or any of such Seller's agents, contractors or employees.

          (i) TANGIBLE PERSONAL PROPERTY. The equipment and other personal property owned or held by such Seller and used or held for use by ten or more of Sellers' employees in connection with the Mariner Business, and listed on
SCHEDULE 2.1(i)(a) (the "TANGIBLE PERSONAL PROPERTY"), excluding a proportionate amount of such equipment and other personal property should fewer than ten of Sellers' employees accept Buyer's offer of employment listed on SCHEDULE 2.1(i)(b) (the "NON-TRANSFERRED TANGIBLE PROPERTY").

          (j) GOODWILL. All goodwill associated with the Assets or the Mariner Business.

          (k) OTHER ASSETS. All other tangible and intangible assets which (x) substantially relate to the Products and have ever been used by Sellers in the Mariner Business and/or (y) are otherwise reasonably necessary for Buyer to conduct the Mariner Business after the Closing in the manner presently conducted by Sellers which are not Excluded Assets; provided that third party software contained on hard disk drives transferred to Buyers, if any, is provided "as-is". Sellers hereby grant to Buyer a worldwide, perpetual, irrevocable, non-exclusive, fully paid, royalty free, transferable, assignable license, including the right to sublicense, to any other intangible assets which tangentially relate to the Product or the Mariner Business but are not otherwise transferred to Buyer by this subsection 2.1(k); provided that third party software contained on hard disk drives transferred to Buyers, if any, is provided "as-is".

     2.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, Sellers shall retain all of their respective rights, title and interest in and to, and Buyer shall acquire no interest in, the Excluded Assets except as set forth in the License Agreement.

     2.3  ASSUMPTION OF LIABILITIES.

          (a) Buyer shall assume from Sellers and agrees to pay, perform or discharge, as appropriate, the following liabilities and obligations (collectively, the "ASSUMED LIABILITIES"): (1) Sellers' obligations listed on
SCHEDULE 2.3(a)(1); (2) except as provided in Section 2.3(b)(1), Sellers' obligations arising or to be performed after the Closing under the Contracts and the Transferable Governmental Permits, but only to the extent the Contracts and the Transferable Governmental Permits are assigned to Buyer pursuant to this Agreement; and (3) all obligations of Sellers to the Buyer

Employees for accrued sick pay, sabbaticals, bonuses and Accrued Vacation Liabilities, which amounts for each Buyer Employee are listed on SCHEDULE 2.3(a)(2) (collectively, the "ACCRUED EMPLOYEE LIABILITIES"), provided that the aggregate amount of such Accrued Employee Liabilities as of the Closing Date shall be deducted from the purchase price for the Assets pursuant to Section
2.4 hereof.

          (b) Buyer shall assume and be subject to no liabilities or obligations of Sellers except for the Assumed Liabilities to be assumed by Buyer pursuant to Section 2.3(b). Set forth below are certain liabilities or obligations that, without limitation, are expressly not assumed by Buyer and are included in the Excluded Liabilities:

          (1) all liabilities or obligations arising from any breach or default outstanding at the Closing Date under any Contract or resulting from any event occurring before the Closing Date which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any Contract;

          (2) all obligations, indebtedness and liabilities of Sellers to any shareholder of any Seller or any of such shareholder's Affiliates;

          (3) all obligations, indebtedness and liabilities (other than the Accrued Employee Liabilities to be assumed by Buyer pursuant to Section 2.3(a)) of Sellers to their current or former employees relating to their employment with Sellers or resulting from the termination of their employment with Sellers;

          (4) other than as set forth in Section 6.1, any liability or obligation of Sellers for income, franchise, transfer, sales, use and other taxes;

          (5) other than as set forth in Section 6.1, any liability of Sellers for the unpaid taxes of any Person including taxes imposed on Sellers, as a transferee or successor, by contract, or otherwise;

          (6) any liability or obligation of Sellers for taxes relating to Seller's business, whether or not incurred prior to the Closing;

          (7) any liability or obligation of Sellers to indemnify any Person (including any Seller) by reason of the fact that such Person was a director, officer, employee or agent of any Seller or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

          (8) subject to the provisions of Article 9, any liability or obligation of Sellers arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by Sellers or any of their directors, officers, employees or agents;

          (9) any liability of Sellers for costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby;


          (10) any liability or obligation of Sellers incurred by them in connection with the making or performance of this Agreement;

          (11) any liability or obligation of Sellers for products manufactured or services rendered by Sellers prior to the Closing Date other than obligations under the Contracts included in the Assumed Liabilities;

          (12) any liability or obligation of Sellers arising out of any Plan established or maintained by Sellers or to which any Seller contributes or any liability for the termination of any such Plan;

          (13) other than the Accrued Employee Liabilities, any liability or obligation of Sellers for making payments or providing benefits of any kind to their respective employees or former employees, including without limitation, (A) as a result of the sale of the Assets or as a result of the termination by either Seller of any employees, (B) any obligation to provide former employees of Sellers so-called COBRA continuation coverage,
     (C) any liability or obligation in respect of medical and other benefits for existing and future retirees, and (D) any liability or obligation in respect of work-related employee injuries or worker's compensation claims;

          (14) any liability of Sellers pertaining to their business and arising out of or resulting from noncompliance prior to the Closing Date with any Legal Requirement, including without limitation, Environmental Laws;

          (15) any liability or obligation of Sellers under any leases, contracts, or agreements not listed on SCHEDULE 2.1(e), including without limitation the AT&T Agreements; and

          (16) any liability or obligation of Sellers arising out of (a) any Hazardous Materials existing at any real property owned, leased, or used by the Sellers, at or prior to the Closing, or (b) the use, storage, manufacture, processing, emission, discharge, disposal, sale, or exposure of any person to a Hazardous Material in connection with Sellers' business (including without limitation, Sellers' hardware business) or real property owned or leased by either Seller, without limit as to point of time, knowledge or amount.

     2.4 PURCHASE PRICE; PAYMENT. The aggregate purchase price for the Assets shall be $9,850,000 minus the sum of (a) the aggregate amount of the Accrued Employee Liabilities as of the Closing Date as set forth on the
SCHEDULE 2.3(a)(2), (b) $50,000 to be used by Buyer to fund bonuses to be distributed to Buyer Employees as determined by Buyer in its sole discretion,
(c) the aggregate amount of the value of the Non-Transferred Tangible Property as set forth on SCHEDULE 2.1(i)(b), and (d) the aggregate license fees of $2,500,000 payable by Sellers under the License Agreement (the "PURCHASE PRICE"). The Purchase Price shall be paid by Buyer to Sellers at the Closing by bank or cashier's check made payable to NCD or, at NCD's option, by wire transfer of immediately available funds to such account as NCD shall have designated to Buyer in writing at least two business days prior to the Closing Date.

                                   ARTICLE 3.

                                  THE CLOSING

     3.1  TIME AND PLACE.  The closing of the transactions contemplated by
Article 2 of this Agreement (the "CLOSING") shall take place at 10:00 a.m., local time, on February 20, 1996 at the offices of Gray Cary Ware & Freidenrich, Professional Corporation, 400 Hamilton Avenue, Palo Alto, California 94301, or at such other time and place as the parties hereto may agree. The date on which the Closing actually takes place is sometimes referred to herein as the "CLOSING DATE."

     3.2  SELLERS' OBLIGATIONS AT CLOSING.  At the Closing, each Seller shall:

          (a) execute and deliver to Buyer (i) a bill of sale and conveyance, in substantially the form of EXHIBIT A, (ii) an assignment and assumption agreement, in substantially the form of EXHIBIT B, (iii) one or more assignments of the Copyrights, in substantially the form of EXHIBIT C, (iv) one or more assignments of the trademarks included in the Trade Rights and registrations therefor, in substantially the form of EXHIBIT D, and (v) the assignments of the patent application included in the Patent Rights and registrations therefor, if any, in substantially the form of EXHIBIT E;

          (b) execute and deliver to Buyer such other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all rights and interests in, and good and marketable title to, the Assets including, without limitation, assignments of Copyrights and Trade Rights and registrations therefor and applications for registration thereof in countries other than the United States and written assignments of the Contracts;

          (c) deliver to Buyer all documents, opinions, certificates, consents, undertakings and assignments required to be delivered to Buyer pursuant to
Section 8.1;

          (d) deliver to Buyer physical possession of all copies (except as licensed under the License Agreement) of all media embodying the Products and Technology, including magnetic media embodying source code and object code formats of the Software; and

          (e)  execute and deliver to Buyer a receipt for the Purchase Price.

     3.3  BUYER'S OBLIGATIONS AT CLOSING.  At the Closing:

          (a)  Buyer shall deliver to Sellers the Purchase Price;

          (b) Buyer shall execute and deliver to Sellers an assignment and assumption agreement, in substantially the form of EXHIBIT B; and

          (c) Buyer shall deliver to Sellers all documents, opinions, certificates, consents and undertakings required to be delivered to Sellers pursuant to Section 8.2.


                                   ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF SELLERS

     In order to induce Buyer to purchase the Assets and assume the Assumed Liabilities, Sellers, jointly and severally, hereby represent and warrant to Buyer except as specifically set forth on the schedules corresponding to the section number of such representation which schedules are provided to Buyer at least five days prior to the Closing and which are updated as of the Closing (collectively the schedules are referred to as the "DISCLOSURE SCHEDULES") as follows:

     4.1 ORGANIZATION; POWER AND STANDING. Each of NCD and NCD Software is a corporation duly organized, validly existing and in good standing under the laws of the State of California. NCD owns all of the outstanding shares of NCD Software. Each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby, and each Seller has all requisite power and authority to own, lease or otherwise use the Assets and to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its business or assets makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder.

     4.2 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Document to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller and its shareholders. This Agreement has been duly executed and delivered by each Seller and constitutes and, upon execution and delivery by each Seller of each Ancillary Document to which it is a party, each such Ancillary Document shall constitute, a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     4.3  EFFECT OF AGREEMENT; CONSENTS.

          (a) CONFLICTS, ETC. Neither the execution and delivery by either Seller of this Agreement or any Ancillary Document to which it is a party nor the consummation by either Seller of the transactions contemplated hereby or thereby does or will (i) conflict with or violate any provision of any Organizational Document of either Seller, (ii) constitute, result in or give rise to, nor has any other event occurred nor does any other condition exist which, whether through the giving of notice or the lapse of time or otherwise, does or will constitute, result in or give rise to, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, (A) a breach of or a default under (1) any Contractual Obligation or (2) any contract, agreement, purchase order, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding to which it is a party, (B) any right of termination, cancellation or acceleration under any such Contractual Obligation, (C) the imposition of any Lien upon or the forfeiture of, or the impairment of the value or usefulness of, or the arising of any cause of action with respect to, any of the Assets or (D) any other right or cause of action under any such Contractual Obligation or (iii) violate or give rise to any violation or default, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, under any Legal Requirement.

          (b) APPROVALS, CONSENTS, ETC. Except as set forth on SCHEDULE 4.3 and except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, no approval, consent, waiver, authorization or other order of, and no notice to or declaration, filing, registration, qualification or recording with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of either Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     4.4  THE ASSETS.

          (a) TITLE TO THE ASSETS. Sellers have and will deliver to Buyer, at the Closing, good and marketable title to all of the Assets. With respect to the third party software located on personal computers being transferred to Buyer, the Patent Rights and Trade Rights such representation is made to the best knowledge of Sellers. The Assets are not subject to any Liens except as set forth in SCHEDULE 4.4(a). As of the Closing, all of the Assets will be located at the premises listed on SCHEDULE 4.4(a) hereof.

          (b) LIABILITIES. The Assets are not subject to any liabilities or other obligations, absolute, accrued, contingent or otherwise, other than those described in SCHEDULE 4.4(b). After giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Buyer have, any liabilities or other obligations, absolute, accrued, contingent, or otherwise, relating to the Assets other than (i) the Assumed Liabilities and
(ii) liabilities created by Buyer, if any.

          (c) TAXES. After giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Buyer have, any liability in respect of any taxes under any Legal Requirement arising from or relating to the ownership, possession, operation or use of the Assets or the operation of the Mariner Business prior to the Closing.

     4.5 CONTRACTS, ETC. SCHEDULE 4.5 contains a true and complete list of all of the Contractual Obligations (including the Contracts listed on SCHEDULE 2.1(e)), to which either of the Sellers is a party that are in writing and a description of all such oral Contractual Obligations. Sellers have delivered to Buyer a true and complete copy of each of the Contractual Obligations listed on
SCHEDULE 4.5 that are in writing, each as in effect on the date hereof and as it will be in effect at the Closing, including without limitation all amendments and supplements thereto and all waivers thereunder. Each of the Contracts listed on SCHEDULE 2.1(e) is valid, binding and enforceable in accordance with its terms, and each Seller that is a party thereto and, to the best knowledge, of Sellers, each other party thereto is in compliance therewith, and there is not under any of the Contracts any existing default, event of default or event which, with notice or the lapse of time, or both, would constitute a default or event of default, nor to the best knowledge of Sellers do there exist any other facts or circumstances which Sellers, reasonably expect to result in a default or event of default. There has been no notice of termination or threatened termination with respect to any of the Contracts, whether or not termination is permitted by the terms thereof.

     4.6  INTELLECTUAL PROPERTY RIGHTS.

          (a) COPYRIGHTS. Sellers have delivered to Buyer true and complete copies of all copyrighted material covered by all Copyrights as well as the certificates of registration for all such Copyrights which are registered, if any.

          (b) PATENT RIGHTS. Sellers have delivered to Buyer true and complete copies of the patent application embodying the Patent Rights.

          (c) TECHNOLOGY AND TECHNICAL INFORMATION. Sellers have delivered to Buyer true and complete copies of all such Technology and Technical Information embodied in tangible media which is necessary to conduct the Mariner Business as presently conducted by Sellers.

          (d) TRADE RIGHTS. Sellers have delivered to Buyer true and complete copies of all registration applications evidencing those Trade Rights which constitute trademarks and service marks.

          (e) OTHER INFORMATION. Sellers have delivered to Buyer true and complete copies of all such Other Information embodied in tangible media which is necessary to conduct the Mariner Business as presently conducted by Sellers.

          (f) INTELLECTUAL PROPERTY RIGHTS. Sellers have provided Buyer with copies of documents and other materials embodied in tangible media containing or in which are embodied all copyrights, patent rights, inventions, trade names, trademarks and service marks related to the Products, none of which are registered, and all applications therefor that are pending or in the process of preparation and all licenses and other agreements allowing Sellers to use all copyrights, patent rights, inventions, trade secrets, trade names, trademarks and service marks of other Persons in connection with the Products.

          (g)  OWNERSHIP AND TITLE.

               (i) TRADE RIGHTS, COPYRIGHTS AND TECHNICAL INFORMATION. Except as set forth on SCHEDULE 4.6(g), Sellers are the sole and exclusive owners of all right, title and interest in the Trade Rights, Copyrights and Technical Information. Sellers have not infringed, and are not now infringing, on any trade secret or copyright belonging to any other Person. To the best knowledge of Sellers, Sellers have not infringed, and are not now infringing, on any trade name, trademark or service mark belonging to any other Person. Except as set forth in
          SCHEDULE 4.6(g), Sellers have not received any notice or other communication alleging, that Sellers have infringed, or are now infringing, on any trade name, trademark, service mark, trade secret or copyright belonging to any other
          Person. Except as set forth in SCHEDULE 4.6(g), neither Seller is a party to any license, agreement or arrangement, whether as a licensor, licensee or otherwise, with respect to any Trade Rights, Technical Information or Copyrights, or any applications for any of the foregoing. Sellers own and hold adequate licenses, or other rights to use, all Trade Rights, Technical Information and Copyrights necessary for the Mariner Business as now conducted by them and to the best knowledge of Sellers that use does not, and will not, conflict with, infringe on or otherwise violate any rights of third parties.

               (ii) PATENT RIGHTS. Sellers are the sole owner of the U.S. patent application named Integrated Network Access User Interface System and Method, Serial No. 08/401,183 (the "PATENT APPLICATION"). The Patent Application is awaiting action by the U.S. Patent Office. Except as set forth in SCHEDULE 4.6(g), to the best knowledge of Sellers, the manufacture, use, importation or sale of the Products have not infringed and are not now infringing any patent or other right belonging to any Person. Sellers have not received any notice or other communication alleging, and Sellers have no reason to believe,
          (a) that the Patent Application is not valid and in full force or that it is subject to any filing, prosecution or other similar fees or actions falling due within one hundred twenty (120) days after the Closing Date; (b) that the manufacture, use, importation or sale of the Products violate or infringe on any patent or any proprietary or personal right of any Person. Neither Seller is a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to the Patent Application.

               (iii)     TECHNOLOGY AND TECHNICAL INFORMATION.

                    (A) The specific location of Technical Information is set forth in SCHEDULE 2.1(c).

                    (B) Sellers are the sole owner of the Technical Information, free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others.
                    Sellers have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Technical Information and any of its employees and any other Persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have entered into agreements that these secrets are proprietary to Sellers and not to be divulged or misused. Neither Seller has received any notice or other communication alleging, and neither has any reason to believe, (x) that either Seller does not have the right and authority to use the Technical Information or (y) that such use will conflict with, infringe on or violate any patent or other rights of any other Person. Except as noted on SCHEDULE 2.1(C), neither Seller is a party to any license agreement or any other arrangement, whether as licensee, licensor or otherwise, with respect to any of the Technical Information.

                    (C) To the best knowledge of Sellers, the Technical Information is not part of the public knowledge, or literature, nor has it been used, divulged or appropriated for the benefit of any past or present employees or other Persons, or to the detriment of Sellers.

     4.7  SOFTWARE.

          (a) IDENTIFICATION. SCHEDULE 4.7(a) lists the most current embodiment of all the computer software which is incorporated in the Products or otherwise used by Sellers in, and material to, the conduct of the Mariner Business related to the Assets, excluding commercially available third-party software (collectively, the "SOFTWARE"). Sellers have delivered to Buyer true and complete copies of the most current embodiment of the source code and object code formats of the Software and the most current revisions to all user and technical documentation related to the Software.

          (b) PERFORMANCE. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SOFTWARE IS PROVIDED AS IS, AND SELLERS DISCLAIM ALL WARRANTIES WITH RESPECT TO ITS PERFORMANCE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSES.

          (c) ENHANCEMENTS, NEW PRODUCTS. Except as disclosed on SCHEDULE 4.7(c), neither of the Sellers nor any employee, contractor or agent of either Seller has (i) developed or assisted in the development of enhancements of the Software except for enhancements included in the Software as delivered to Buyer pursuant to this Agreement or (ii) assisted in the development by any other Person of any computer program based on the Software or any part thereof.

          (d) DEVELOPMENT. No employee or subcontractor of either Seller is, or to the best knowledge of Sellers, is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Products or any noncompetition agreement, contract or restrictive covenant relating to the Products or their development or exploitation. Except as otherwise expressly disclosed in SCHEDULE 4.7(d): (x) each of the Products (i) was made by an employee of a Seller in the course of such employee's employment by such Seller, (ii) constitutes a "work made for hire" of Sellers within the meaning of the Copyright Act of 1976, as amended, or (iii) has been validly assigned to Sellers; and (y) all works of authorship contained within the Products were created within the United States.

          (e) TITLE. Except as otherwise expressly disclosed in SCHEDULES 2.1(a), (c) or (d), all right, title and interest in and to the Software is owned by Sellers, free and clear of all Liens, contingent or otherwise, and Sellers' right, title and interest in and to the Software is fully transferable to Buyer. Neither of the Sellers has any obligation to compensate any Person for the development, use, sale or exploitation of the Software. Except as described on SCHEDULE 2.1(e), neither of the Sellers has granted to any other Person (i) any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not,
(ii) any license with respect to the source code(s) for any of the Software or
(iii) any paid-up license with respect to any of the Software or Products or portions thereof. SCHEDULE 2.1(e) contains a true and complete list of the aggregate amount of prepaid royalties, if any, that have been paid to Sellers under each Contract, on a Contract by Contract basis.

          (f) PROTECTION OF PROPRIETARY NATURE OF SOFTWARE. Except as disclosed in SCHEDULE 2.1(e) AND SCHEDULE 4.7(f), Sellers have kept secret and have not disclosed the source code(s) for the Software owned by Sellers to any Person other than certain employees and subcontractors of Sellers. Sellers have taken all reasonable and appropriate measures to protect the confidential and proprietary nature of the Software, including, without limitation, the use of confidentiality agreements with all of their employees and subcontractors having access to the Software source code and all object code copies of the Software distributed to third parties (other than employees and subcontractors) have been subject to licenses consistent with reasonable industry practice, including (except for an immaterial number of beta and demonstration copies) prohibitions on decompilation and reverse engineering. To the best knowledge of Sellers, there have been no patents or copyrights applied for or registered for any part of the Software other than as expressly disclosed in the Schedules.

     4.8  FINANCIAL INFORMATION AND CUSTOMER LISTS.

          (a) The gross revenue information for the Mariner Business for the year ended December 31, 1995 and the period ended as of the Closing is attached hereto as SCHEDULE 4.8(a), was prepared in accordance with the books and records of

Sellers on a basis consistent with Sellers' past practice and fairly represents in all material respects the sales data for the Mariner Business for the periods presented.

          (b) The Customer List attached hereto as SCHEDULE 4.8(b) lists all customers of the Mariner Business known to Sellers that have purchased Products from either Seller for the year ended December 31, 1995 and the period ended as of the Closing.

          (c)  SCHEDULE 4.8(C) is a schedule of backlog for the Products.

     4.9 COMPLIANCE WITH LAWS. The conduct of the Mariner Business by Sellers is in compliance in all material respects with, and the use, operation, ownership and possession of the Assets as presently used, operated, owned and possessed by Sellers, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, have not and do not violate any applicable Legal Requirement, nor has either Seller received any notice that it is not in compliance with any such Legal Requirement.

     4.10 LITIGATION. Except as disclosed in SCHEDULE 4.10, there is no Action pending or, to the best knowledge of Sellers, threatened (nor, to the best knowledge of Sellers, does any reasonable factual basis exist therefor) (a) against either Seller or any of the Assets, (b) against any Affiliate of either Seller and involving any of the Assets or (c) which seeks rescission of, seeks to enjoin the consummation of or questions the validity of this Agreement or any of the transactions contemplated hereby. No judgment, decree or order of any Governmental Authority or any arbitrator has been issued against (a) either Seller or (b) to the best knowledge of Sellers, any Person other than Sellers that, in the case of this clause (b), could have an adverse effect on any of the Assets.

     4.11 ENVIRONMENTAL MATTERS. As a result of the transactions contemplated by this Agreement and the License Agreement, Buyer shall be subject to no liability arising from Sellers' conduct, duty to act or failure to act at or prior to the Closing under any Environmental Laws.

     4.12 EMPLOYEE MATTERS. With respect to Sellers' employees who are or were involved in the Mariner Business (the "MARINER EMPLOYEES"):

          (a) Neither of the Sellers is a party to any collective bargaining agreements.

          (b) Sellers have withheld all amounts required by any Legal Requirement, contract or agreement to be withheld from the wages of all current and former Mariner Employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          (c) There are no pending unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, sexual orientation, religion, age, marital status, ancestry, disability, status as a Vietnam-era or a special disabled veteran, or status in any group protected by federal, state or local law against any Seller before any Governmental Authority nor, to the best knowledge of Sellers, does any basis therefor exist.

          (d) SCHEDULE 4.12(d) sets forth the annual salary for each Mariner Employee as of January 15, 1996. Since such date, Sellers have not agreed to increase the salary or other compensation payable to or to become payable to any of its employees or, except as set forth in SCHEDULE 4.12(d), declared, paid or committed to pay any bonus or other additional salary or compensation to any Person except for bonuses earned by such Mariner Employees in 1995 which were paid by Sellers to such Mariner Employees no earlier than January 31, 1996 and no later than the Closing Date.

          (e) There are no disputes or controversies existing between either Seller, on the one hand, and any of the Mariner Employees, on the other, which has had or is reasonably likely to have a material adverse effect upon the Assets or the Mariner Business nor, to the best knowledge of Sellers, does any basis therefor exist. None of the Mariner Employees is represented by a labor union and, to the best knowledge of Sellers', there is no labor organizing activity presently pending by or among any such Mariner Employees.

     4.13 EMPLOYEE BENEFITS PLANS, ETC.

          (a) Sellers have not maintained or contributed to any "pension plan" as defined in the Employment Pension Plans Act or any "employee pension plan" as defined in Section 3(2) of ERISA.

          (b) SCHEDULE 4.13 lists all (i) "employee benefit plans", as defined in Section 3 of ERISA, maintained or contributed to by either Seller, (ii) "employee welfare plans", as defined in Section 3 of ERISA, maintained or contributed to by either Seller and (iii) all employment, compensation and consulting contracts, and bonus, deferred compensation, excess benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, life and health insurance, hospitalization, savings, holiday, vacation, severance pay, sick pay, sick leave, disability, dependent care assistance, death benefit, tuition refund, service award, company car, scholarship, relocation, patent awards, fringe benefits and other contracts or practices of either Seller or any of its Affiliates providing employee or executive benefits to any of the Mariner Employees of Sellers (the items described in the preceding clauses (i), (ii) and (iii) are collectively referred to herein as "PLANS").

          (c) Buyer will not become liable for any past, present or future benefit under or any other obligation under or otherwise with respect to any Plan by virtue of the transactions contemplated hereby, either under the terms of any Plan or by operation of any applicable Legal Requirement.

          (d) No facts exist which would give any Person the right under any applicable Legal Requirement to assert a Lien upon any of the Assets to secure liabilities in connection with any Plan.

     4.14 AT&T AGREEMENTS. There exist no obligations required to be fulfilled by Buyer to AT&T Corp. as of the Closing nor will any such obligations exist at any time in the future under the Software License and Development Agreement dated January 31, 1995 between AT&T Corp. and NCD or Amendment No. 1 dated September 1, 1995 to such agreement (collectively referred to as the "AT&T AGREEMENTS") and, except through any act or omission of Buyer, Buyer will not as a result of the consummation of the transactions contemplated hereby or otherwise, assume, or otherwise become subject to any liability under, the AT&T Agreements.

     4.15 RESTRICTIVE DOCUMENTS. Neither of the Sellers is subject to, or a party to, any Lien, lease, license, sublicense, permit, agreement, contract, instrument, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the Assets or the Mariner Business as presently conducted by Sellers.

     4.16 RELATIONSHIPS. Sellers' current relationships with the Mariner Employees and the suppliers, distributors, dealers, sales representatives, customers and others having business relationships with Sellers, related to the Mariner Business, are good, and neither of Sellers has any knowledge, information or belief of any actual, pending or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of Sellers with any of such Persons including, without limitation, as a result of the transactions contemplated hereby.

     4.17 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf either Seller or any Affiliate of either Seller is, or shall be, entitled to any commission or broker's or finder's fees from either Seller or from any Affiliate of either Seller in connection with any of the transactions contemplated hereby.

     4.18 INSURANCE. SCHEDULE 4.18 sets forth all existing insurance policies held by either Seller specifically relating to the Mariner Business, Assets or Mariner Employees. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for Persons engaged in businesses and having assets similar to those of Sellers. All claims arising under such policies and all premiums that are due and payable thereunder have been paid in full.

     4.19 BOOKS AND RECORDS. All of the books, records and accounts included in the Assets are in all material respects accurate and complete and maintained in accordance with good business practice.

     4.20 AFFILIATED TRANSACTIONS. Except as disclosed on SCHEDULE 4.20, neither of the Sellers is party to or bound by any contract or agreement with any of its shareholders or any of its Affiliates relating to the Mariner Business.

     4.21 NO INSOLVENCY. Neither Seller will be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement.

     4.22 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Sellers (as modified by the Disclosure Schedule), nor any statement made in any Exhibit or certificate furnished by either Seller pursuant to this Agreement, contains any untrue statement of a material fact, or, to the best knowledge of Sellers, omits any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made not misleading. There is no fact, circumstance or condition of any kind or nature whatsoever known to either Seller which reasonably would be expected to have a material adverse effect on either Seller or the Assets that has not been set forth in this Agreement, except those facts concerning general economic, legislative, regulatory or other matters such as may generally impact all businesses of the type operated by Sellers.

     4.23 ACCRUED VACATION LIABILITIES. SCHEDULE 2.3(a) sets forth a true and complete list of all Accrued Vacation Liabilities as of the Closing Date.

     4.24 GOVERNMENTAL PERMITS.   SCHEDULE 4.24 is a complete list of all of the
licenses, permits, filings, authorizations, approvals or indicia of authority by any Governmental Authority required for the Mariner Business as presently conducted by the Sellers, including the Transferable Governmental Permits (collectively, "GOVERNMENTAL PERMITS").


                                   ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     In order to induce Sellers to enter into and perform this Agreement and to sell and transfer the Assets, Buyer hereby represents and warrants to Sellers as follows:

     5.1 ORGANIZATION; POWER AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

     5.2 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and its shareholders. This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon execution and delivery by Buyer of each Ancillary Document to which it is party, such Ancillary Document shall constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     5.3  CONFLICTS, ETC.    Neither the execution and delivery by Buyer of this
Agreement or any Ancillary Document to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will (i) conflict with or violate any provision of any Organizational Document of Buyer,
(ii) constitute, result in or give rise to, nor has any other event occurred nor does any other condition exist which, whether through the giving of notice or the lapse of time or otherwise, does or will constitute, result in or give rise to, except where it would not have a material adverse effect on the Buyer's ability to perform its obligations hereunder, a breach of or a default under any material contract, agreement, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding to which Buyer is a party, or (iii) violate or give rise to any violation or default, except where it would not have a material adverse effect on the Buyer's ability to perform its obligations hereunder, under any Legal Requirement applicable to Buyer.

     5.4 CONSENTS. No approval, consent, waiver, authorization or other order of, and no notice to or declaration, filing, registration, qualification or recording with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of Buyer in connection with the execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     5.5 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Buyer or any of its Affiliates is, or shall be, entitled to any commission or broker's or finder's fees from Buyer or from any of its Affiliates in connection with any of the transactions contemplated hereby.

                                   ARTICLE 6.

                        CERTAIN AGREEMENTS OF THE PARTIES

     6.1 PAYMENT OF TAXES AND OTHER EXPENSES. Buyer shall pay any sales or use taxes which may be imposed on the acquisition by Buyer of the Assets pursuant to this Agreement; PROVIDED, HOWEVER, that Sellers shall pay any sales or use taxes which may be imposed on the transactions contemplated by this Agreement as a result of any other transactions involving Sellers. Each of Buyer and Sellers shall prepare and file, and shall cooperate with the others with respect to the preparation and filing of, any returns and other filings related to any such taxes as may be required by applicable Legal Requirements. Buyer and Sellers shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective attorneys, accountants, financial advisors or other representatives.

     6.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in its entirety among the Assets in accordance with the allocation set forth on
SCHEDULE 6.2, which SCHEDULE 6.2 shall be reasonably agreed upon by Sellers and Buyer and attached to this Agreement within one month from the Closing Date. Buyer and Sellers shall file all information and tax returns (and any amendments thereto) in a manner consistent with the allocation set forth in SCHEDULE 6.2. If, contrary to the intent of the parties as expressed in this Section 6.2, any taxing authority makes or proposes an allocation different from that contained in SCHEDULE 6.2, Buyer and Sellers shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); PROVIDED, HOWEVER, that, after consultation with all parties adversely affected by such allocation (or proposed allocation), any other party hereto may file such protective claims or returns as may reasonably be required to protect its interests. Each party requesting cooperation shall reimburse the cooperating party for its reasonable out-of-pocket expenses incurred in rendering such cooperation.

     6.3  EMPLOYEE MATTERS.

          (a) Buyer shall offer employment, commencing as of the Closing, to certain of the Mariner Employees as it shall choose in its sole discretion. Buyer shall have no obligation whatsoever regarding any of the Mariner Employees not chosen for employment by Buyers. Offers to the Mariner Employees shall include cash compensation packages substantially similar to the levels of cash compensation currently received by such employees and such employees shall be accorded benefits Buyer normally makes available to its employees (including participation is Buyer's stock incentive plans), in all cases without credit for service with Sellers. Sellers shall render all reasonable assistance to encourage such employees to accept such offers in accordance with their terms. The Mariner Employees to whom Buyer extends an offer of employment and who accept Buyer's employment offer are referred to as "BUYER EMPLOYEES."

          (b) Prior to the Closing Date, Sellers and Buyer shall have offered in writing to each of the Buyer Employees the option to either:

               (i) be credited by Buyer, effective as of the Closing, with all or a portion, as such employee elects in writing, of the actual number of days of such employee's accrued and unused vacation time as of the Closing (not to exceed a maximum of 10 days), in which case (A) NCD shall pay Buyer at the Closing (pursuant to a reduction in the purchase price for the Assets under Section 2.4 hereof) an aggregate amount sufficient to pay out each such employee in full for the full amount of such employee's accrued vacation to be so credited (determined based upon such Buyer Employee's salary with NCD or NCD Software); (B) Buyer will credit such employee with such amount of accrued and unused vacation ("ACCRUED VACATION LIABILITIES"); and (C) NCD shall pay such employee in full for all of such employee's accrued and unused vacation time in excess of 10 days; or

               (ii) accept a cash payment in lieu of carrying forward all or any portion of such employee's accrued and unused vacation time, in which case NCD shall pay such employee in full for all such accrued and unused vacation with respect to which the employee elects to accept a cash payment.

          (c) Each Buyer Employee must have delivered to Buyer and NCD written notice of such employee's election with respect to the foregoing options regarding accrued vacation time at least 5 business days before the Closing or such employee will be deemed to have chosen the option set forth in subparagraph 6.3(b)(ii) above.

          (d) On or promptly after the Closing Date, NCD shall settle with or pay to each Buyer Employee all salaries, commissions, bonuses and other amounts that are or may become payable to or receivable by such Buyer Employee for all periods prior to the Closing.

     6.4 ASSERTION OF OTHER SELLERS' PATENTS AGAINST BUYER. Sellers agree that as to any Sellers' patent or patent application based on technology contained in or directly or indirectly related to the Products as of the date of Closing and the items listed on SCHEDULE 2.1(a), neither Seller will assert such patent against Buyer's manufacture, use, sale, or importation of the Technology.

     6.5 SUPPORT OBLIGATIONS. After the Closing, Sellers agree to provide third level technical support to Buyer as follows: (i) Sellers shall conduct one training class conducted at Buyer's facilities in Andover, Massachusetts for up to ten engineers (and

Buyer shall pay the reasonable travel expenses of Seller's trainer in connection with the training session) and (ii) Sellers shall provide sufficient, knowledgeable technical staff to answer technical support questions about the Products for three months from the Closing Date.

     6.6 CROSS-GUARANTEE. Except as may be limited by Article 9 hereof, NCD and NCD Software jointly, severally and unconditionally guarantee all of the obligations of the other under this Agreement, the License Agreement and the Ancillary Documents to Buyer and shall promptly fulfill any obligation or pay any amount that is required under the Agreement, the License or the Ancillary Documents that is not fulfilled, paid or handled by the other for any reason, subject to any defenses of the entity whose performance is guaranteed.


                                   ARTICLE 7.

                         CONFIDENTIALITY; NONCOMPETITION

     Sellers acknowledge that, having sold to Buyer the Assets relating to the Mariner Business and all of the goodwill associated therewith, the success of Buyer in conducting the Mariner Business (after giving effect to the sale and transfer to Buyer at the Closing of the Assets) depends upon both the absence of competition from Sellers as specified herein and the continued preservation of the confidentiality of certain information possessed by Sellers, that an absence of such competition as specified herein and the preservation of the confidentiality of such information is an essential premise of the bargain among Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Article 7. Accordingly, Sellers hereby agree with Buyer as follows:

     7.1 CONFIDENTIALITY. Sellers acknowledge that the Assets shall, upon the Closing, become the exclusive property of Buyer. Sellers hereby acknowledge and agree that all proprietary and confidential information included within the Assets (collectively, the "PROPRIETARY INFORMATION") shall, upon the Closing, become confidential and proprietary trade secrets of Buyer which are of substantial value to Buyer. Each Seller agrees that it will not, and will use its best efforts, consistent with industry practice, to assure that its employees, contractors, agents or Affiliates do not, at any time from and after the Closing, directly or indirectly, without the prior written consent of Buyer, disclose or use in any way any Proprietary Information, whether such information is now existing or hereafter arising; PROVIDED, HOWEVER, that such information shall not include any information known generally to the public (other than as a result of disclosure in violation hereof by either Seller or any of their employees, contractors, agents or Affiliates) made available by Buyer hereafter to others without restriction on confidentiality, independently developed by Sellers after the Closing without violation of the restriction in Section 7.3, or which constitutes Residual Information (as defined below); PROVIDED, FURTHER, that the provisions of this Section 7.1 shall not prohibit any disclosure required by law in connection with any final judicial or administrative order. Except as otherwise agreed to in writing by Buyer, Sellers shall not create or attempt to create or permit others to attempt to create, on Sellers' behalf, the Software or any part thereof. Each Seller agrees to promptly notify Buyer if such party becomes aware of any unauthorized possession or use of any Proprietary Information.

     7.2 RESIDUALS. Use by Sellers' engineers of information which relates to the Mariner Business and which such engineers recall from memory (without any special effort to memorize any such information) from their prior involvement with the Mariner Business ("RESIDUAL INFORMATION") shall not be deemed a misappropriation of trade secrets of Buyer so long as the individuals involved have not had access, subsequent to the Closing, to materials containing Buyer trade secrets including any engineering notebooks or other similar notes or materials.

     7.3  NONCOMPETITION.

          (a) Sellers agree not to develop, take any steps toward developing, or market for one year following the Closing Date, for any Microsoft Windows platform, a stand-alone: (i) browser or (ii) single application that enables more than four of the following functions: Telnet, mail, Gopher, FTP, chat and browser; provided that Sellers may market third party products that fall within clauses (i) or (ii) above, if necessary in Seller's reasonable judgment to meet specific customer requirements not satisfied by the most current version of the Product offered by Buyer. Prior to any such marketing, however, Sellers shall consult with Buyer to determine whether such customer requirements can be satisfied with the current version of the Product offered by Buyer. Sellers, upon written notification to Buyer, may remove the restrictions set forth in this Section 7.3(a); provided that Sellers' right to distribute and sell binary code as set forth in Section 2.3 of the License Agreement and Sellers' right to remove restrictions on use of source code set forth in Section 2.2 of the License Agreement shall be terminated, effective as of such notification.

          (b) Notwithstanding Sellers' right to remove the restrictions set forth in Section 7.3(a), Sellers agree that, for a period of one year from the Closing, such Seller will not cause its engineers who were involved in the development of the Products to develop for Sellers or their Affiliates products that fall within Section 7.3(a) above.

     7.4 ENFORCEMENT. Each of the parties hereto acknowledges and agrees that, because the legal remedies of the other parties may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Article 7, any such other party may, in addition to obtaining any other remedy or relief available to it (including, without limitation, consequential and other damages at law), enforce this Article 7 by injunction, specific performance and other equitable remedies.

                                   ARTICLE 8.

                             CONDITIONS TO CLOSING

     8.1 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer and Sellers agree to simultaneously execute the Agreement and to consummate the transactions contemplated hereby. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer, at or before the Closing, of each of the following conditions:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) All representations and warranties of Sellers contained in this Agreement shall be, in all material respects, true and correct at and as of the Closing, and each Seller shall have performed, in all material respects, all agreements and covenants required hereby to be performed by such Person prior to or at the Closing in accordance with this Agreement, and (ii) Buyer shall have received at the Closing, from each Seller, a certificate, dated the Closing Date and signed by a senior executive officer of such Person, to the effect that the conditions set forth in subsection (i) above have been satisfied.

          (b) CONSENTS AND RELEASES. All consents, approvals, waivers and releases from all Governmental Authorities and other Persons necessary to permit Sellers and Buyer to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

          (c) CORPORATE ACTION. Buyer shall have received from each Seller a copy, certified as true and complete by its Secretary or comparable officer, of all resolutions adopted by the board of directors of such party authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby and thereby.

          (d) AGREEMENTS WITH EMPLOYEES. Buyer shall have entered into employment arrangements with such Mariner Employees as Buyer deems necessary, upon terms satisfactory to Buyer and its counsel.

          (e) NO LITIGATION OR INJUNCTIONS. No action or proceeding shall have been instituted or threatened before or by any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, no preliminary or permanent injunction or other order by any court of competent jurisdiction in the United States which prevents the consummation of the transactions contemplated hereby or which adversely affects the right of Buyer to own the Assets or to operate the Mariner Business of Sellers, shall have been issued and remain in effect, and no Legal Requirement shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

          (f) PROCEEDINGS. All proceedings taken at or prior to the Closing in connection with the transactions contemplated by this Agreement, and all documents incident hereto, shall be satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (g) OPINION OF COUNSEL. Sellers shall have furnished Buyer with favorable opinions, dated the Closing Date, of their counsel in substantially the form of EXHIBIT F.

          (h) CERTIFICATES. Buyer shall have received such other certificates of the officers of Sellers and others to evidence compliance with the conditions set forth in this Section 8.1 as may be reasonably requested by Buyer.

          (i) LICENSE AGREEMENT. Sellers shall have executed and delivered to Buyer a License Agreement substantially in the form of EXHIBIT G (the "LICENSE AGREEMENT").

     8.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Sellers, at or prior to the Closing, of each of the following conditions:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) All representations and warranties of Buyer contained in this Agreement shall be, in all material respects, true and correct at and as of the Closing, and Buyer shall have performed, in all material respects, all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing in accordance with this Agreement and (ii) Sellers shall have received at the Closing from Buyer a certificate, dated the Closing Date and signed by a senior executive officer of Buyer, to the effect that the conditions set forth in subsection (i) above have been satisfied.

          (b) CONSENTS AND RELEASES. All consents, approvals, waivers and releases from all Governmental Authorities and other Persons necessary to permit Sellers and Buyer to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Sellers and their counsel.

          (c) CORPORATE ACTION. Sellers shall have received from Buyer a copy, certified as true and complete by its Clerk, of all resolutions adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

          (d) NO LITIGATION OR INJUNCTIONS. No action or proceeding shall have been instituted or threatened before or by any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, no preliminary or permanent injunction or other order by any court of competent jurisdiction in the United States which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Legal Requirement shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

          (e) PROCEEDINGS. All proceedings taken at or prior to the Closing in connection with the transactions contemplated by this Agreement, and all documents incident hereto, shall be satisfactory in form and substance to Sellers and their counsel, and Sellers shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (f) OPINION OF COUNSEL. Buyer shall have furnished Sellers with a favorable opinion, dated the Closing Date, of its General Counsel in substantially the form of EXHIBIT H.

          (g) CERTIFICATES. Sellers shall have received such other certificates of the officers of Buyer and others to evidence compliance with the conditions set forth in this Section 8.2 as may be reasonably requested by Sellers.

          (h) LICENSE AGREEMENTS. Buyer shall have executed and delivered to Sellers the License Agreement.

                                   ARTICLE 9.

                                INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, hereby agree to indemnify and hold Buyer and its Affiliates and the officers, directors, employees, agents and representatives of Buyer and its Affiliates, and any person claiming by or through any of them, harmless from, against and in respect of the following:

          (a) Losses arising from or related to the ownership or operation of the Mariner Business associated with the Assets, or the ownership, possession, operation or use of the Assets, by Sellers at or prior to the Closing, other than Losses arising from or related to the Assumed Liabilities;

          (b) the Excluded Liabilities and Losses arising from or related to any of the Excluded Liabilities;

          (c) Losses arising from or related to the ownership, possession, operation or use of the Excluded Assets;

          (d) Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of either Seller in this Agreement or in any Ancillary Document, whether or not such breach or inaccuracy was or should have been known by Buyer;

          (e) Losses arising from or related to any breach or violation by either Seller of any of its covenants and agreements contained in this Agreement or in any Ancillary Document;

          (f)  Losses arising from or related to any of the matters described on
SCHEDULE 9.1.

     9.2 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold Sellers and their Affiliates and the officers, directors, employees, agents and representatives of each of Sellers and their Affiliates, and any person claiming by or through any of them, harmless from, against and in respect of the following:

          (a) Losses arising from or related to the ownership, possession, operation or use by Buyer of the Assets after the Closing;

          (b) The Assumed Liabilities and Losses arising from or related to any of the Assumed Liabilities;

          (c) Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of Buyer in this Agreement or in any Ancillary Document, whether or not such breach or inaccuracy was or should have been known by Sellers; and

          (d) Losses arising from or related to any breach or violation by Buyer of any of its covenants and agreements contained in this Agreement or in any Ancillary Document.

     9.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) The representations and warranties of each Seller contained herein or in any Ancillary Document shall survive the Closing for a period of two years from the Closing Date, except that:

               (i) all representations and warranties that relate to federal, state and local taxes, including, without limitation, the representations and warranties set forth in Section 4.4(c), shall survive until the expiration of the applicable statutes of limitations for such taxes (including any extensions thereof); and

               (ii) all representations and warranties that relate to environmental matters, including, without limitation, the representations and warranties set forth in Section 4.11, shall be perpetual;

PROVIDED, HOWEVER, that representations and warranties with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

          (b) The representations and warranties of Buyer made in this Agreement or in any Ancillary Document shall survive the Closing for a period of two years following the Closing Date; PROVIDED, HOWEVER, that representations and warranties with respect to which a claim is made within such period shall survive until such claim is finally determined and paid.

          (c)  No claim for indemnification may be made pursuant to this
Article 9 with respect to a representation or warranty after the expiration of the applicable survival period, other than claims based on fraud.

     9.4  NOTIFICATION OF CLAIMS.  A party seeking indemnification under this
Article 9 (an "INDEMNIFIED PARTY") shall, promptly after the receipt of notice of the assertion of any claim or commencement of any Action (but in no event later than 10 days prior to the date any response or answer is due in any proceeding) in respect of which indemnity may be sought from a party against whom an indemnity obligation is asserted pursuant to this Article 9 (an "INDEMNIFYING PARTY") on account of the indemnity agreement contained above, notify the Indemnifying Party in writing of the receipt of such claim or the commencement of such Action. The omission of an Indemnified Party so to notify an Indemnifying Party of any such claim or Action shall not relieve the

Indemnifying Party from any liability in respect of such claim or Action which it may have to the Indemnified Party (except, however, that the Indemnifying Party shall be relieved of liability to the extent that the failure so to notify
(a) shall have caused prejudice to the defense of such claim or Action or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim or Action), nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or Action commenced against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate in the negotiation or administration thereof and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, which notice shall be given within 30 days of its receipt of such notice from such Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If an Indemnifying Party does not wish to assume the defense, conduct or settlement of any claim or Action, the Indemnified Party shall not settle such claim or Action without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     9.5  LIMITATIONS ON INDEMNIFICATION.

          (a) Except for claims made for breaches of Sellers' representations and warranties set forth in Sections 4.4(a), 4.6(b), 4.6(g)(excluding Trade Rights), 4.7(d), 4.7(e) and 4.11 for which there shall be no limit on indemnification payments under this Article 9, Sellers shall not be liable for indemnification payments to Buyer under this Article 9 to the extent such aggregate indemnification payments by Sellers exceed the Purchase Price. Buyer shall not be liable for indemnification payments to Sellers to the extent such aggregate indemnification payments by Buyer exceed $2,500,000.

          (b)  No Indemnifying Party shall be liable to any Indemnified Party
(i) in respect of any individual claim involving Losses of less than $25,000, or
(ii) until the aggregate amount of all Losses under all individual claims aggregate $75,000 (the "Threshold Amount"); PROVIDED, HOWEVER, when such Losses reach the Threshold Amount the Indemnifying Party shall be liable to the Indemnified Party for all Losses, including the Threshold Amount.

                                   ARTICLE 10.

MISCELLANEOUS

     10.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may assign any of its rights hereunder to any of its Affiliates provided that Buyer guaranties the obligations of such Affiliate(s) hereunder.

     10.2 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by any party to the others shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), sent by telefax (such notice sent by telefax to be effective when sent, if confirmed), or sent by a nationally recognized overnight courier (such notice to be effective on the next business day after the date when sent) as follows:

          If to Sellers, addressed to:

               Network Computing Devices, Inc.
               350 North Bernardo Avenue
               Mountain View, California  94043-5007
               Fax No.:  (415) 961-7711
               Attention:  General Counsel

          Copy to:

               Dennis C. Sullivan, Esq.
               Gray Cary Ware & Freidenrich
               400 Hamilton Avenue
               Palo Alto, California 94301
               Fax No.: (415) 327-3699

          If to Buyer, addressed to:

               FTP Software, Inc.
               100 Brickstone Square, 5th Floor
               Andover, Massachusetts, U.S.A.  01810
               Fax No.:  (508) 684-6162
               Attention:  General Counsel

          Copy to:

               Allen L. Morgan, Esq.
               Wilson, Sonsini, Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California  94304-1050
               Fax No.:  (415) 493-6811

or to such other address as any party hereto may designate as to itself by written notice to the other parties hereto.

     10.3 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with domestic substantive laws of the State of California, without regard for any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction, except that, with respect to matters of law concerning the internal corporate affairs of any party to this Agreement, the laws of the jurisdiction of formation of such party shall govern.

     10.4 ENTIRE AGREEMENT. This Agreement, the License Agreement and the Master Agreement contain the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto with respect to such subject matter, including the Letter of Intent, except for those certain nondisclosure agreements described in Section 10.9.

     10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.6 BINDING EFFECT; THIRD PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (including, without limitation, any employee or stockholder of Sellers) or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities (including, without limitation, any right of employment), or otherwise constitute any other Person a third party beneficiary, under or by reason of this Agreement.

     10.7 SEVERABILITY. If any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or other such agreement or instrument.

     10.8 HEADINGS. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.9 PUBLICITY; CONFIDENTIALITY.

          (a) Each of the parties hereto shall consult with the others before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as all of the parties hereto may mutually agree or to the extent required by applicable law or the applicable rules of any stock exchange or securities association.

          (b) Each Seller agrees that all information obtained by it regarding Buyer prior to the date hereof and from and after the date hereof is and shall be subject to those certain nondisclosure agreements between Buyer and NCD effective as of August 1, 1995, all of the provisions of which are hereby incorporated herein by reference.

     10.10 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto. Any of the provisions of this Agreement may be waived in writing by the party or parties entitled to the benefits thereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such party of any subsequent breach. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.11 FURTHER ASSURANCES. At any time and from time to time, each party hereto, without further consideration, shall take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party or parties in order to carry out the provisions and purposes of this Agreement and to transfer possession of all rights and interests in and title to the Assets, including, without limitation, by executing one or more further assignments covering any of the Assets constituting Intellectual Property Rights in form acceptable for recordation. The parties hereto acknowledge and agree that the remedy at law for any breach of this Section 10.11 would be inadequate, and hereby agree that temporary and permanent injunctive and other relief, including specific performance, may be granted without proof of actual damage or inadequacy of legal remedy, and without the need for posting any bond, in any proceedings which may be brought to enforce any of the provisions of this Section 10.11.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by their respective representatives, thereunto duly authorized, as of the date first above written.

FTP SOFTWARE, INC.                     NETWORK COMPUTING DEVICES, INC.



By:       /S/ DOUGLAS F. FLOOD         By:           /s/ JACK BRADLEY
   ---------------------------------       -------------------------------------

Name: Douglas F. Flood                 Name:       JACK BRADLEY
      ------------------------------         -----------------------------------

Title: Senior Vice President           Title:      CHIEF EXECUTIVE OFFICER
       -----------------------------         -----------------------------------


                                       NCD SOFTWARE CORPORATION


                                       By:            /s/ JACK BRADLEY
                                           -------------------------------------

                                       Name:      JACK BRADLEY
                                             -----------------------------------

                                       Title:     CHIEF EXECUTIVE OFFICER
                                              ----------------------------------

EXHIBITS
- - --------

Exhibit A --   Form of Bill of Sale and Conveyance to Buyer

Exhibit B --   Form of Assignment and Assumption Agreement

Exhibit C --   Form of Assignment of Copyrights

Exhibit D --   Form of Assignment of Trademarks

Exhibit E --   Form of Assignment of Patent Rights

Exhibit F --   Form of Opinion of Counsel to Sellers

Exhibit G --   Form of License Agreement

Exhibit H --   Form of Opinion of Counsel to Buyer


SCHEDULES
- - ---------

Schedule 1.2        --   Products

Schedule 1.3        --   Outside Directors

Schedule 2.1(a)     --   Certain Excluded Assets

Schedule 2.1(d)     --   Exceptions to Trade Rights

Schedule 2.1(e)     --   Contracts

Schedule 2.1(g)     --   Transferable Governmental Permits

Schedule 2.1(i)(a)  --   Tangible Personal Property

Schedule 2.1(i)(b)  --   Non-Transferred Tangible Personal Property

Schedule 2.3(a)(1)  --   Assumed Liabilities

Schedule 2.3(a)(2)  --   Accrued Employee Liabilities

Schedule 4.3        --   Sellers' Consents and Approvals

Schedule 4.4(a)     --   Liens and Location of Assets

Schedule 4.4(b)     --   Certain Liabilities

Schedule 4.5        --   Contractual Obligations

Schedule 4.6(g)     --   Ownership and Title

Schedule 4.7(a)     --   Software

Schedule 4.7(c)     --   Certain Enhancements

Schedule 4.7(d)     --   Certain Development Matters

Schedule 4.7(f)     --   Disclosure of Source Code(s)

Schedule 4.8(a)     --   Net Revenue Information

Schedule 4.8(b)     --   Customer Lists

Schedule 4.8(c)     --   Backlog

Schedule 4.10       --   Litigation

Schedule 4.12(d)    --   Current Annual Salary for Each Mariner
                         Employee of Sellers and Related Matters

Schedule 4.13       --   Employee Benefit Plans

Schedule 4.18       --   Insurance Policies

Schedule 4.20       --   Affiliated Transactions

Schedule 4.24       --   Governmental Permits

Schedule 6.2        --   Allocation of Purchase Price

Schedule 9.1        --   Certain Indemnification Obligations of Sellers





                                     2